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                                                                     EXHIBIT 4.2

                     [Pride International, Inc. Letterhead]


                               As of June 20, 2002


To Credit Lyonnais New York Branch,
as Administrative Agent
1301 Avenue of the Americas, 17th Floor - Syndications
New York, New York 10019

Attention:   Gloria Beloti-Fields

       Re: $250,000,000 Revolving Credit Agreement (the "Revolving Credit Agreement") dated as of June 20, 2002 among Pride Offshore, Inc., the Originals Guarantors, the Administrative Agent, the Collateral Agent, the Swingline Lender, the Issuing Banks, the Mandated Lead Arrangers, the Lead Arranger, the Bookrunners and the Co-Underwriter

Ladies and Gentlemen:

This letter is to evidence our agreement that, in addition to the provisions of the Revolving Credit Agreement (the defined terms of which are used herein unless otherwise defined herein), we agree as follows:

         1. As set forth in the Revolving Credit Agreement, the Credit Parties shall maintain insurance (or its equivalent) covering comprehensive third party liability on the Mortgaged Revolving Credit Facility Rigs in an aggregate amount not less than 100% of the Total Revolving Commitments. In addition, the Credit Parties shall maintain insurance (or its equivalent) covering comprehensive third party liability with financially sound and reputable insurance companies or associations and in such amounts (and with co-insurance and deductibles) as are usually insured against by Persons of similar size and established reputation engaged in the same or similar businesses and similarly situated. For the avoidance of doubt, it is understood that any insurance (or its equivalent) maintained by the Credit Parties that satisfies the criteria of both sentences of this item 1 shall be counted towards the respective quantities of insurance (or its equivalent) required for purposes of both sentences of this item 1.

         2. As set forth in the Revolving Credit Agreement, the Credit Parties shall at all times maintain insurance (or its equivalent) covering War Risks on Mortgaged Revolving Credit Facility Rigs, so that the aggregate amount of War Risk coverage is not less than 150% of the Total Revolving Commitments (including, as part of this 150%, the insurance (or its equivalent) covering War Risks on the Pride South Pacific and other Mortgaged Revolving Credit Facility Rigs referenced in item 3 below). In addition, the Credit Parties shall at all times maintain insurance (or its equivalent) covering War Risks on Mortgaged Revolving Credit Facility Rigs having a Market Value equal to or greater than 150% of the Total Revolving Commitments (including, as part of this 150%, the insurance (or its equivalent) covering War Risks on the Pride South Pacific and other Mortgaged Revolving Credit Facility Rigs referenced in item 3


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below). For the avoidance of doubt, it is understood that any insurance (or its equivalent) maintained by the Credit Parties that satisfies the criteria of both sentences of this item 2 shall be counted towards the respective quantities of insurance (or its equivalent) required for purposes of both sentences of this item 2.

         3. As set forth in the Revolving Credit Agreement, the Credit Parties shall at all times maintain insurance (or its equivalent) covering War Risks on the Pride South Pacific and each of the Mortgaged Revolving Credit Facility Rigs that have a Market Value equal to or greater than $40,000,000 (as set forth in the most recent Rig Appraisal Reports covering such Mortgaged Revolving Credit Facility Rig) located outside of the Gulf of Mexico unless such insurance becomes unavailable in the geographical area where such Mortgaged Revolving Credit Facility Rig is located. If insurance (or its equivalent) covering War Risks with respect to any of the Pride South Pacific or any Mortgaged Revolving Credit Facility Rig that has a Market Value equal to or greater than $40,000,000 (as set forth in the most recent Rig Appraisal Reports covering such Mortgaged Revolving Credit Facility Rig) located outside of the Gulf of Mexico becomes unavailable in the geographical area where such Mortgaged Revolving Credit Facility Rig is located and such Mortgaged Revolving Credit Facility Rig is located in a geographical area which is declared a war zone by any Governmental Authority or by the most-recent War Risks insurers of such Mortgaged Revolving Credit Facility Rig, then such Mortgaged Revolving Credit Facility Rig shall not be included for purposes of calculating the Security Maintenance Ratio until such insurance (or its equivalent) covering War Risks becomes available again or such Mortgaged Revolving Credit Facility Rig is moved to another geographical area which is not so declared a war zone.


                                                Very truly yours,

                                                PRIDE OFFSHORE, INC.
                                                MEXICO DRILLING LIMITED LLC
                                                PRIDE CENTRAL AMERICA, LLC
                                                PRIDE DRILLING, LLC
                                                PRIDE NORTH AMERICA LLC
                                                PRIDE OFFSHORE INTERNATIONAL LLC
                                                PRIDE SOUTH PACIFIC LLC


                                                By: /s/ Earl W. McNiel
                                                    ----------------------------
                                                        Earl W. McNiel
                                                        Treasurer


                                                PRIDE INTERNATIONAL, INC.


                                                By: /s/ Earl W. McNiel
                                                    ----------------------------
                                                        Earl W. McNiel
                                                        Chief Financial Officer

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Accepted effective as of the 20th day of June, 2002.

CREDIT LYONNAIS NEW YORK BRANCH,
as Administrative Agent for itself and on behalf of the Revolving Lenders



By:    /s/ Bernard Weymuller
       ----------------------------------
Name:  Bernard Weymuller
       ----------------------------------
Title: Senior Vice President
       ----------------------------------